Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2014

ELYRIA, Ohio - (February 5, 2015) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2014.

Except for free cash flow(a), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group (ISG), the Company's former domestic medical supplies business that was divested on January 18, 2013, Champion Manufacturing, Inc. (Champion), the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013, and Altimate Medical, Inc. (Altimate), the Company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Champion was a part of the Institutional Products Group (IPG) segment and Altimate was a part of the North America/Home Medical Equipment (HME) segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY

Commenting on the financial results for the fourth quarter and year ended December 31, 2014, Robert K. Gudbranson, Interim President and Chief Executive Officer, stated, "In the fourth quarter, the team successfully managed working capital to achieve free cash flow(a) of $11.4 million, which led to free cash flow(a) of $8.4 million for the full year. The Company further reduced total debt outstanding to $22.3 million as of December 31, 2014. As was the case throughout 2014, the European business segment finished the year with another strong quarter. Additionally, the IPG business segment, excluding intangible impairment charges, and the Asia/Pacific segment both increased earnings before income taxes compared to the fourth quarter of 2013. For the fourth quarter of 2014, adjusted net loss per share(b) improved to $0.12 compared to an adjusted net loss per share(b) of $0.22 in the fourth quarter of 2013."

Gudbranson continued, "While the Company is not giving guidance, it is important to mention that if the Euro continues to be weak compared to prior year, it may negatively impact our 2015 performance, as the European segment was our main driver of profitability and cash flow in 2014. Accordingly, we will monitor and manage cash flow particularly closely. The Company also will work diligently toward improving the profitability of our North America/HME and Asia/Pacific businesses and continuing our quality systems remediation."

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER

•	Loss per share on a GAAP basis was $0.21 compared to loss per share of $0.50 in the fourth quarter of the prior year.

•	Adjusted net loss per share(b) was $0.12 compared to an adjusted net loss per share(b) of $0.22 in the fourth quarter of the prior year.

•	Free cash flow(a) was $11.4 million compared to $9.9 million in the fourth quarter of the prior year.

•	Net sales decreased 3.8% while organic net sales decreased 0.5% compared to the fourth quarter of the prior year.

•	Adjusted EBITDA(d) was $8.6 million compared to $7.7 million in the fourth quarter of the prior year.

FINANCIAL HIGHLIGHTS FOR THE YEAR

•	Loss per share on a GAAP basis was $2.15 compared to loss per share of $1.70 in 2013.

•	Adjusted net loss per share(b) was $1.59 compared to adjusted net loss per share(b) of $1.37 for 2013.

•	Free cash flow(a) was $8.4 million compared to $6.3 million in 2013.

•	Net sales decreased 4.8% while organic net sales decreased 5.0% compared to 2013.

•	Adjusted EBITDA(d) was $6.6 million compared to $13.4 million in 2013.

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Debt outstanding decreased by $25.7 million, resulting in a ratio of debt to adjusted EBITDA(d) of 1.6 as of December 31, 2014, compared to 1.8 as of September 30, 2014, and 2.3 as of December 31, 2013.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net loss per share on a GAAP basis for the fourth quarter of 2014 was $0.21 ($6.7 million net loss) as compared to net loss per share for the same period in the prior year of $0.50 ($16.0 million net loss). The net loss for the current quarter was negatively impacted by lower net sales, write-downs related to intangible assets of $0.15 per share ($4.8 million after-tax expense) and restructuring charges of $0.09 per share ($2.7 million after-tax expense). Tax expense for the fourth quarter of 2014 included a tax benefit of $0.08 per share ($2.7 million tax expense) as a result of the intraperiod tax allocation between continuing and discontinued operations. In comparison, the net loss for the fourth quarter of 2013 was negatively impacted by incremental warranty expense of $0.10 per share ($3.3 million after-tax expense) related to a previously announced recall, restructuring charges of $0.06 per share ($2.0 million after-tax expense), asset write-downs related to intangible assets of $0.04 per share ($1.2 million after-tax expense) and increased tax expense of $0.32 per share ($10.0 million tax expense) resulting from an intraperiod tax allocation between continuing and discontinued operations.

Adjusted net loss per share(b) was $0.12 for the fourth quarter of 2014 as compared to adjusted net loss per share(b) of $0.22 for the fourth quarter of 2013. The adjusted net loss(c) for the quarter was $3.9 million compared to adjusted net loss(c) of $7.1 million for the fourth quarter of the prior year. The reduction in adjusted net loss(c) for the quarter was driven by an improved gross margin and lower selling, general and administrative (SG&A) expense partially offset by reduced net sales.

Net sales for the fourth quarter of 2014 decreased 3.8% compared to the same quarter in the prior year. Organic net sales for the quarter decreased 0.5% over the same period in the prior year driven by a net sales decline in the North America/HME segment, which was partially offset by net sales increases in the European, IPG and Asia/Pacific segments. Regarding products manufactured at the Taylor Street facility, which were impacted by the Company's consent decree with the United States Food and Drug Administration (FDA) and

included some products sold outside of the North America/HME segment, net sales were approximately $11.3 million in the fourth quarter of the current year compared to approximately $11.8 million in the fourth quarter of the prior year. Net sales by segment and for the consolidated Company, as reported and as adjusted to exclude the impact of foreign currency translation comparing the quarter and year ended December 31, 2014, with the same periods ended December 31, 2013, are provided in a table accompanying this release.

Gross margin as a percentage of net sales from continuing operations for the fourth quarter of 2014 was higher by 0.2 percentage points compared to the prior year's fourth quarter. The fourth quarter of 2013 gross margin includes incremental warranty expense of $3.4 million, or 1.0 percentage point, as well as a benefit of $1.4 million or 0.4 of a percentage point, related to an amended value-added tax (VAT) filing recognized in the European segment. Excluding the incremental warranty expense and VAT benefit from the fourth quarter of 2013, gross margin as a percentage of net sales decreased 0.4 of a percentage point compared to the fourth quarter of the prior year primarily driven by asset write-offs attributable to canceled product launches and higher freight costs. During the fourth quarter, gross margin also was impacted by favorable product and customer mix that was largely offset by pricing pressure.

SG&A expense decreased 6.3% to $88.6 million in the fourth quarter of 2014 compared to $94.6 million in the fourth quarter of the prior year. Foreign currency translation decreased SG&A expense by 2.7 percentage points. Excluding the impact of foreign currency translation ($2.6 million expense), SG&A expense decreased by 3.6% compared to the fourth quarter of the prior year primarily due to reduced associate costs, which included partial benefits from the restructuring announced on August 20, 2014.

The Company incurred restructuring charges of $2.7 million after-tax in the fourth quarter of 2014, principally due to costs related to the elimination of two executive officer positions in the Company. Restructuring charges incurred in the fourth quarter of 2013 were $2.0 million after-tax principally related to severance costs in the North America/HME and European segments. These restructuring charges are excluded from adjusted earnings per share(b).

Net loss per share on a GAAP basis for the fiscal year ended December 31, 2014, was $2.15 ($68.8 million net loss) as compared to the 2013 net loss per share of $1.70 ($54.3 million net loss). The net loss for the year was largely attributable to lower net sales, reduced gross margin primarily driven by incremental warranty expense related to three previously disclosed recalls of $0.34 per share ($10.8 million after-tax expense), restructuring charges of $0.32 per share ($10.1 million after-tax expense), write-downs of intangible assets of $0.41 per share ($13.0 million after-tax expense), incremental expense of $0.09 per share ($2.8 million after-tax expense) related to the retirement of certain executive officers of the Company and increased amortization expense to write off debt fees related to bank amendments of $0.03 per share ($1.1 million after-tax expense). The net loss for 2014 benefited by $0.22 per share ($7.2 million tax benefit) from an intraperiod tax allocation between continuing and discontinued operations. The net loss for 2013 included restructuring charges of $0.23 per share ($7.5 million after-tax expense), incremental warranty expense of $0.22 per share ($7.2 million after-tax expense) related to a previously announced recall, write-downs of intangible assets of $0.04 per share ($1.3 million after-tax expense) and increased amortization expense of $0.04 per share ($1.2 million after-tax expense) from the write-off of debt fees related to a credit agreement amendment. The net loss for 2013 benefited by $0.04 per share ($1.4 million) related to an amended VAT filing recognized in the European segment in the fourth quarter and decreased tax expense of $0.04 per share ($1.2 million tax benefit) resulting from an intraperiod tax allocation between continuing and discontinued operations.

Adjusted net loss per share(b) was $1.59 for the year ended December 31, 2014, as compared to adjusted net loss per share(b) of $1.37 for 2013. Adjusted net loss(c) for 2014 was $51.0 million compared to adjusted net loss(c) of $43.8 million in 2013. The increase in adjusted net loss(c) was primarily the result of lower net sales and reduced gross margin, including higher warranty expense, partially offset by decreased SG&A and interest expenses.

Net sales for the year ended December 31, 2014, decreased 4.8% to $1.27 billion compared to $1.33 billion in 2013 while organic net sales decreased 5.0% as a result of increases for the European segment being more than offset by declines in all other segments. Regarding products manufactured at the Taylor Street facility, which were impacted by the Company's consent decree with the FDA and included some products sold outside of the North America/HME segment, net sales were approximately $43.2 million in 2014 compared to approximately $55.5 million in 2013. The net sales in 2013 benefited from the fulfillment of quotes and orders which existed prior to the effective date of the FDA consent decree.

EUROPE

For the fourth quarter of 2014, European net sales increased 1.2% to $155.3 million compared to $153.5 million for the fourth quarter of 2013. Organic net sales for the quarter increased 7.2%, principally due to increases in lifestyle and respiratory products, which were partially offset by a decline in mobility and seating products. For the fourth quarter of 2014, earnings before income taxes increased to $14.9 million as compared to $14.0 million in the prior year, which excluded restructuring charges of $0.9 million. The increase in earnings before income taxes was largely attributable to higher sales volumes partially offset by increased SG&A expense, primarily related to associate costs and unfavorable foreign currency transactions, and higher freight expense. In addition, the fourth quarter of 2013 benefited by $1.4 million related to an amended VAT filing.

For the year ended December 31, 2014, European net sales increased 4.7% to $610.6 million compared to $583.1 million in 2013. Organic net sales increased 3.6%, principally due to increases in lifestyle and mobility and seating products, which were partially offset by declines in respiratory products. For the year ended December 31, 2014, earnings before income taxes increased to $49.1 million, excluding restructuring charges of $1.1 million, as compared to $42.1 million, excluding restructuring charges of $1.6 million in 2013. The increase in earnings before income taxes was largely attributable to volume increases and a favorable gross margin driven by favorable customer and product mix and lower product costs. These benefits were partially offset by increased SG&A expense, primarily attributable to associate costs, and increased warranty expense of $3.4 million related to a previously disclosed recall. In addition, earnings before income taxes for 2013 benefited by $1.4 million related to an amended VAT filing.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2014, North America/HME net sales decreased 11.3% to $124.8 million compared to $140.7 million in the same period of 2013. Organic net sales decreased 10.7% compared to the prior year driven by declines in all product categories. The net sales decline in respiratory products is primarily attributable to a significant shipment of Invacare® HomeFill® oxygen systems to a large national account in 2013 that did not repeat in 2014. The net sales decline in lifestyle products was primarily impacted by a shift toward lower cost products for certain lifestyle products that are subject to the Centers for Medicare and Medicaid Services' National Competitive Bidding program and pre- and post-payment audits. The net sales decline in mobility and seating products was primarily driven by reduced net sales of scooter products, which the Company decided to exit domestically. The mobility and seating product category continued to be impacted by the FDA consent decree, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. While power wheelchairs ordered from the Taylor Street facility continued to be fulfilled only with properly completed verification of medical necessity (VMN) documentation, the number of new domestic power wheelchair units shipped from the facility in the fourth quarter of 2014 and 2013 represented only 13.6% and 14.0%, respectively, of the pre-consent decree domestic units shipped in the fourth quarter of 2012.

Loss before income taxes for the fourth quarter of 2014 was $9.1 million, excluding restructuring charge reversals of $0.3 million, as compared to loss before income taxes of $11.6 million in the fourth quarter of 2013, excluding restructuring charges of $1.1 million. The reduction in loss before income taxes for the quarter was related to reduced SG&A expense, primarily related to lower associate and bad debt expenses, partially offset by volume declines, asset write-offs attributable to canceled product launches, and increased freight costs. The fourth quarter of 2013 loss before income taxes included an increased warranty expense of $2.2 million for a previously disclosed recall.

For the year ended December 31, 2014, North America/HME net sales decreased 13.8% to $507.9 million compared to $589.2 million in 2013. Organic net sales decreased 13.3% compared to prior year primarily driven by declines in all product categories, which were primarily attributable to factors similar to those that drove the fourth quarter decline described above. Loss before income taxes for the year ended December 31, 2014, was $59.2 million, excluding restructuring charges of $4.4 million as compared to loss before income taxes of $44.4 million in the prior year, excluding restructuring charges of $5.9 million and intangible impairment charges of $0.2 million. The increase in the loss before income taxes in 2014 compared to 2013 was primarily driven by volume declines and a reduced gross margin impacted by an unfavorable sales mix toward lower margin products. The 2014 loss before income taxes also was negatively impacted by the warranty expense of $6.8 million for three previously disclosed product recalls compared to incremental warranty expense of $2.6 million recorded in 2013 related to one previously disclosed recall. These factors were partially offset by decreased SG&A expense related to reduced associate, bad debt and consulting expenses, including reduced regulatory and compliance costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter of 2014 increased by 6.2% to $26.7 million compared to $25.2 million in the fourth quarter of 2013. Organic net sales increased 6.5% driven by growth in interior design projects and therapeutic support surfaces partially offset by reduced rental revenue. Earnings before income taxes were $1.1 million, excluding intangible impairment charges of $4.8 million and restructuring charge reversals of $0.4 million, compared to earnings before income taxes of $0.8 million in the fourth quarter of 2013, excluding intangible impairment charges of $1.4 million. The increase in earnings before income taxes was primarily due to volume increases and reduced associate costs, partially offset by unfavorable customer mix.

For the year ended December 31, 2014, IPG net sales decreased by 8.5% to $102.8 million compared to $112.3 million in the prior year. Organic net sales decreased 8.2% driven primarily by declines in all product categories except therapeutic support surfaces and patient transport products. Earnings before income taxes for the year ended December 31, 2014, were $4.0 million, excluding restructuring charges of $1.9 million and intangible impairment charges of $13.0 million, as compared to earnings of $3.0 million in the prior year, excluding intangible impairment charges of $1.4 million and restructuring charges of $0.3 million. Excluding the intangible asset impairment and restructuring charges, earnings before income taxes increased primarily due to reduced associate, research and development and warranty expenses, partially offset by volume declines.

ASIA/PACIFIC

For the fourth quarter of 2014, Asia/Pacific net sales decreased 0.7% to $11.4 million compared to $11.5 million in the fourth quarter of 2013. Organic net sales for the quarter increased 5.5% attributable to volume increases at the Company's distribution businesses in Australia and New Zealand, partially offset by declines at the Company's subsidiary that produces microprocessor controllers. For the fourth quarter, loss before income taxes was $2.3 million, excluding restructuring charges of $0.4 million, as compared to loss before income taxes of $3.1 million in the prior year, excluding restructuring charges of $0.3 million. The reduction in loss before income taxes is attributable to volume increases, reduced warranty expense and reduced SG&A expense, primarily associate costs. The fourth quarter of 2013 loss before income taxes included increased warranty expense of $1.2 million related to a previously disclosed recall.

For the year ended December 31, 2014, Asia/Pacific net sales decreased 1.8% to $48.9 million compared to $49.8 million in the prior year. Organic net sales decreased 0.4% primarily attributable to declines at the Company's subsidiary that produces microprocessor controllers primarily related to its decision to exit the contract manufacturing business for customers outside of the healthcare industry. This was partially offset by growth in the Company's Australian distribution business. The loss before income taxes was $8.7 million, excluding restructuring charges of $0.8 million, as compared to loss before income taxes of $11.8 million in the prior year, excluding restructuring charges of $1.5 million. The reduction in loss before income taxes was primarily related to lower warranty expense of $1.3 million in 2014 related to the previously disclosed joystick recall, as compared to warranty expense of $4.6 million for the same issue recorded in 2013. Excluding this incremental warranty expense, the reduction in loss before income taxes was primarily attributable to reduced associate costs and depreciation expenses, which were offset by lower volumes and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers.

FINANCIAL CONDITION

Total debt outstanding was $22.3 million as of December 31, 2014, as compared to $48.0 million as of December 31, 2013 (including the convertible debt discount, which reduced convertible debt and increased equity by $2.0 million as of December 31, 2014, and by $2.7 million as of December 31, 2013). The Company's total debt outstanding as of December 31, 2014, consisted of $4.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $4.9 million of other debt.

The Company reported $11.4 million of free cash flow(a) in the fourth quarter of 2014 as compared to $9.9 million of free cash flow(a) in the fourth quarter of 2013. The fourth quarter 2014 free cash flow(a) was positively impacted by lower accounts receivable and inventory and negatively impacted principally by a net loss for the period. Free cash flow(a) for the year ended December 31, 2014, was $8.4 million compared to $6.3 million for the year ended December 31, 2013. In addition, free cash flow(a) for the quarter and the year ended December 31, 2014, benefited from $2.5 million in proceeds from the sale of two facilities.

The Company's ratio of debt to adjusted EBITDA(d) was 1.6 as of December 31, 2014, compared to 2.3 as of December 31, 2013.

Days sales outstanding associated with continuing operations were 45 days as of December 31, 2014, compared to 49 days as of December 31, 2013. Inventory turns from continuing operations as of December 31, 2014, were 4.9, compared to 5.1 as of December 31, 2013.

STATUS OF THE CONSENT DECREE

Regarding the status of the Company's consent decree with the FDA, Gudbranson commented, "With the help of the consulting firm we engaged in 2014, our internal subject matter experts are executing our action plans to improve the functionality and capabilities of certain quality subsystems. We have identified the root causes of the issues that need to be addressed in order to achieve sustainable compliance, and we are working through quality implementation plans that are intended to help us achieve the appropriate solution. I am meeting with the teams weekly to drive progress and accountability. We are making progress, but we still have work to do, including process improvements for addressing complaint data, before we can verify the effectiveness of our solutions and complete the third-party expert certification audit."

The FDA consent decree at the corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. The Company has received the FDA's acceptance of the first two certification reports. The Company cannot predict the timing or the outcome of the third expert certification audit.

According to the consent decree, once the expert's third certification audit is completed and its certification report is submitted to the FDA, as well as the Company’s own report related to its compliance status together with its responses to any observations in the certification report, the FDA will inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). Once the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as adjusted net loss(c) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($2.7 million and $11.1 million pre-tax for the three and twelve months ended December 31, 2014 compared to $2.3 million and $9.3 million pre-tax for the three and twelve months ended December 31, 2013, respectively), amortization of the convertible debt discount recorded in interest ($0.2 million and $0.7 million pre-tax for the three and twelve months ended December 31, 2014 compared to $0.2 million and $0.6 million pre-tax for the three and twelve months ended December 31, 2013, respectively), intangible asset write-downs ($4.8 million and $13.0 million pre-tax for the three and twelve months ended December 31, 2014 compared to $1.4 million and $1.5 million pre-tax for the three and twelve months ended December 31, 2013, respectively), add back of additional interest expense allocation as a result of the sale of Champion and Altimate ($0.0 million and $0.2 million pre-tax for the three and twelve months ended December 31, 2014 compared to $0.1 million and $0.8 million pre-tax for the three and twelve months ended December 31, 2013, respectively), the intraperiod tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges ($2.7 million and $11.1 million for the three and twelve months ended December 31, 2014 and $2.3 million and $9.3 million for the three and twelve months ended 2013, respectively) as adjusted for debt covenant limitations regarding cash charges ($0.0 million and $3.9 million for the three and twelve months ended December 31, 2013, respectively), amortization of the convertible debt discount (recorded in interest expense), bank fees ($1.2 million and $4.6 million for the three and twelve months ended December 31, 2014 and $1.2 million and $4.9 million for the three and twelve months ended 2013, respectively), equity compensation expense ($1.2 million and $5.6 million for the three and twelve months ended December 31, 2014 and $1.2 million and $6.0 million for the three and twelve months ended 2013, respectively), intangible asset write-downs ($4.8 million and $13.0 million for the three and twelve months ended December 31, 2014 and $1.4 million and $1.5 million for the three and twelve months ended December 31, 2013, respectively) and franchise tax expense ($(0.1) million and $0.2 million for the year ended December 31, 2014). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are generally recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, EBITDA and Adjusted EBITDA are also used by the Company to evaluate its performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will sponsor a conference call for investors and other interested parties on Thursday, February 5, 2015, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 888-576-4387, or for international callers 719-325-2354, and enter Conference ID 8801606. A digital recording will be available two hours after completion of the conference call from February 5, 2015 through February 12, 2015. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 8801606.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company currently has 5,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,”

“plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of Company facilities and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; the Company's inability to satisfy its liquidity needs in light of monthly borrowing base movements and daily cash needs of the business under its new asset-based lending credit facility; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$318,199	$330,846	$1,270,163	$1,334,505
Cost of products sold	229,829	239,563	922,775	967,079
Gross Profit	88,370	91,283	347,388	367,426
Selling, general and administrative expenses	88,585	94,575	383,913	397,332
Charges related to restructuring activities	2,705	2,338	11,112	9,336
Asset write-downs to intangible assets	4,788	1,356	13,041	1,523
Interest expense - net	677	578	2,532	2,694
Loss from Continuing Operations before Income Taxes	(8,385)	(7,564)	(63,210)	(43,459)
Income taxes (benefit) *	(1,700)	8,445	5,550	10,875
Net Loss from Continuing Operations	$(6,685)	$(16,009)	$(68,760)	$(54,334)

Net Earnings (Loss) from Discontinued Operations (net of tax of $215; ($10,555); $1,200 and $2,235)	$(215)	$376	$1,596	$6,442
Gain (Loss) on Sale of Discontinued Operations (net of tax of $2,485; $1,220; $5,975 and $1,220)	(2,485)	9,863	11,094	80,943
Net Earnings (Loss) from Discontinued Operations	$(2,700)	$10,239	$12,690	$87,385

Net Earnings (Loss)	$(9,385)	$(5,770)	$(56,070)	$33,051

Net Earnings (Loss) per Share—Basic
Continuing Operations	$(0.21)	$(0.50)	$(2.15)	$(1.70)
Discontinued Operations **	$(0.08)	$0.32	$0.40	$2.74
Net Earnings (Loss) per Share—Basic	$(0.29)	$(0.18)	$(1.75)	$1.04

Weighted Average Shares Outstanding—Basic	32,019	31,954	32,009	31,915

Net Earnings (Loss) per Share—Assuming Dilution
Continuing Operations **	$(0.21)	$(0.50)	$(2.15)	$(1.70)
Discontinued Operations **	$(0.08)	$0.32	$0.39	$2.73
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.29)	$(0.18)	$(1.75)	$1.03

Weighted Average Shares Outstanding—Assuming Dilution	32,178	32,285	32,197	32,043

* Income taxes reflects the impact of an intraperiod allocation of taxes between continuing operations and discontinued operations.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2014	2013	2014	2013
Continuing Operations:
Net loss	$(6,685)	$(16,009)	$(68,760)	$(54,334)
Interest expense	755	723	3,039	3,078
Income taxes (benefit)	(1,700)	8,445	5,550	10,875
Depreciation and amortization	6,379	8,354	32,270	35,930
EBITDA	(1,251)	1,513	(27,901)	(4,451)
Restructuring charges	2,705	2,338	11,112	9,336
Cash restructuring charges covenant limitation adjustment	—	—	—	(3,871)
Bank fees	1,233	1,246	4,564	4,906
Asset write-downs related to intangible assets	4,788	1,356	13,041	1,523
Equity compensation expense	1,222	1,236	5,626	5,957
Franchise tax expense	(60)	—	200	—
Adjusted EBITDA(1)	$8,637	$7,689	$6,642	$13,400

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, equity compensation expense, intangible asset write-downs and franchise tax expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are generally recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, EBITDA and Adjusted EBITDA are also used by the Company to evaluate its performance.

Adjusted EBITDA (d) as presented above for the three and twelve months ended December 31, 2014, does not reflect a net positive adjustment to adjusted EBITDA(d) of $8.2 million solely for the purpose of determining compliance with covenants under the Company's prior credit facility, as permitted under a provision of the September 30, 2014, credit facility amendment allowing for the add-back to consolidated EBITDA of warranty expense accruals up to $10.0 million and the subtraction of related cash payments when paid.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (2)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2014	2013	2014	2013
Continuing Operations:
Net loss per share - assuming dilution *	$(0.21)	$(0.50)	$(2.15)	$(1.70)
Weighted average shares outstanding- assuming dilution	32,019	31,954	32,009	31,915
Net loss	(6,685)	(16,009)	(68,760)	(54,334)
Income taxes (benefit)	(1,700)	8,445	5,550	10,875
Loss before income taxes	(8,385)	(7,564)	(63,210)	(43,459)
Restructuring charges	2,705	2,338	11,112	9,336
Amortization of discount on convertible debt	185	165	710	633
Discontinued operations interest allocation reversal	—	(78)	(202)	(773)
Asset write-downs related to intangible assets	4,788	1,356	13,041	1,523
Adjusted loss before income taxes	(707)	(3,783)	(38,549)	(32,740)
Income taxes	3,175	3,300	12,425	11,050
Adjusted net loss	$(3,882)	$(7,083)	$(50,974)	$(43,790)

Weighted average shares outstanding - assuming dilution	32,019	31,954	32,009	31,915

Adjusted net loss per share - assuming dilution (2) *	$(0.12)	$(0.22)	$(1.59)	$(1.37)

(2) Adjusted Net Loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), add back of additional interest expense allocation as a result of the sale of Champion and Altimate, intangible asset write-downs and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion and Altimate, the Company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted loss, the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $33,607,000 and $126,069,000 for the three and twelve months ended December 31, 2014, and $26,811,000 and $116,070,000 for the three and twelve months ended December 31, 2013, respectively.  The information by segment is as follows:

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2014	2013	2014	2013
Revenues from external customers
North America / HME	$124,758	$140,693	$507,867	$589,240
Institutional Products Group	26,724	25,155	102,796	112,290
Europe	155,292	153,493	610,555	583,143
Asia/Pacific	11,425	11,505	48,945	49,832
Consolidated	$318,199	$330,846	$1,270,163	$1,334,505

Earnings (loss) before income taxes
North America / HME	$(8,780)	$(12,698)	$(63,601)	$(50,506)
Institutional Products Group	(3,325)	(537)	(10,961)	1,418
Europe	14,898	13,124	48,088	40,468
Asia/Pacific	(2,650)	(3,387)	(9,485)	(13,258)
All Other	(8,528)	(4,066)	(27,251)	(21,581)
Consolidated	$(8,385)	$(7,564)	$(63,210)	$(43,459)

Restructuring charges before income taxes
North America / HME	$(285)	$1,085	$4,404	$5,922
Institutional Products Group	(384)	29	1,924	266
Europe	22	918	1,052	1,640
Asia/Pacific	374	306	754	1,508
All Other	2,978	—	2,978	—
Consolidated	$2,705	$2,338	$11,112	$9,336

Intangible impairment charges before income taxes
North America / HME	$—	$—	$—	$167
Institutional Products Group	4,788	1,356	13,041	1,356
Consolidated	$4,788	$1,356	$13,041	$1,523

Earnings (loss) before income taxes excluding restructuring charges and intangible impairment charges
North America / HME	$(9,065)	$(11,613)	$(59,197)	$(44,417)
Institutional Products Group	1,079	848	4,004	3,040
Europe	14,920	14,042	49,140	42,108
Asia/Pacific	(2,276)	(3,081)	(8,731)	(11,750)
All Other	(5,550)	(4,066)	(24,273)	(21,581)
Consolidated	$(892)	$(3,870)	$(39,057)	$(32,600)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended December 31, 2014 to December 31, 2013:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(11.3)%	(0.6)%	(10.7)%
Institutional Products Group	6.2%	(0.3)%	6.5%
Europe	1.2%	(6.0)%	7.2%
Asia/Pacific	(0.7)%	(6.2)%	5.5%
Consolidated	(3.8)%	(3.3)%	(0.5)%

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation comparing twelve months ended December 31, 2014 to December 31, 2013:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(13.8)%	(0.5)%	(13.3)%
Institutional Products Group	(8.5)%	(0.3)%	(8.2)%
Europe	4.7%	1.1%	3.6%
Asia/Pacific	(1.8)%	(1.4)%	(0.4)%
Consolidated	(4.8)%	0.2%	(5.0)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2014	December 31, 2013
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$38,931	$29,785
Trade receivables, net	160,414	188,622
Installment receivables, net	1,054	1,562
Inventories, net	155,876	155,637
Deferred income taxes and other current assets	39,067	43,933
Total Current Assets	395,342	419,539
Other Assets	57,123	108,520
Property and Equipment, net	85,555	106,149
Goodwill	425,711	462,226
Total Assets	$963,731	$1,096,434
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$120,151	$116,704
Accrued expenses	156,475	133,100
Current taxes, payable and deferred	12,634	12,259
Short-term debt and current maturities of long-term obligations	967	14,102
Total Current Liabilities	290,227	276,165
Long-Term Debt	19,377	31,184
Other Long-Term Obligations	88,805	118,276
Shareholders’ Equity	565,322	670,809
Total Liabilities and Shareholders’ Equity	$963,731	$1,096,434

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$8,754	$11,299	$8,892	$10,054
Plus:
Net cash impact related to restructuring activities	3,187	1,668	9,326	9,473
Less:
Purchases of property and equipment, net	(520)	(3,043)	(9,806)	(13,273)
Free Cash Flow(3)	$11,421	$9,924	$8,412	$6,254

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).